Exhibit 99.1 200 E. Randolph Street Suite 7700 Chicago, Illinois 60601‑7702 (312) 274-2000

Media Contacts:

Vance C. Johnston
Chief Financial Officer
(312) 521-8409
vjohnston@spplus.com

Rachel Schacter
ICR
(646) 277-1243
rachel.schacter@icrinc.com

FOR IMMEDIATE RELEASE

SP Plus Corporation to Release
First Quarter 2018 Results on May 2, 2018

Chicago, Ill - April 19, 2018- SP Plus Corporation (NASDAQ: SP) today announced that it expects to release first quarter 2018 earnings on Wednesday, May 2, 2018, after the close of market. On Thursday, May 3, 2018, the Company will host a conference call at 8:00 AM (Central Time) that can be accessed via webcast at http://ir.spplus.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.spplus.com, at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

About SP+

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 20,000 employees and operates approximately 3,600 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports approximately 37 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

# # #